EXHIBIT 11

                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)

                                                               Three Months Ended                 Nine Months Ended
                                                                  September 30,                     September 30,
BASIC                                                           1998            1997               1998            1997
                                                          -------------   --------------     -------------   -------------
Earnings:
     Net loss applicable to basic earnings
           per share calculation                          $   (182,226)   $    (155,561)     $   (219,743)   $   (172,162)
                                                          =============   ==============     =============   =============


Weighted average number of shares outstanding                  211,184          210,549           210,968         210,532
                                                          =============   ==============     =============   =============


Net loss per share - basic                                $      (0.86)   $       (0.74)     $      (1.04)   $      (0.82)
                                                          =============   ==============     =============   =============



DILUTED

Earnings:
     Net loss                                             $   (182,226)   $    (155,561)     $   (219,743)   $   (172,162)
     Add:  Interest relating to 5.5% convertible
              subordinated notes, net of tax                     1,629            1,629             4,888           4,888
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                           111              111               332             332
                                                          -------------   --------------     -------------   -------------
     Net loss applicable to diluted earnings
           per share calculation                          $   (180,486)   $    (153,821)     $   (214,523)   $   (166,942)
                                                          =============   ==============     =============   =============

Weighted average number of shares outstanding:
     Common shares                                             211,184          210,549           210,968         210,532
     Additional shares relating to conversion of
        5.5% convertible subordinated notes                      6,505            6,505             6,505           6,505
                                                          -------------   --------------     -------------   -------------
                                                               217,689          217,054           217,473         217,037
                                                          =============   ==============     =============   =============

Net loss per share - diluted (a)                          $      (0.83)   $       (0.71)     $      (0.99)   $      (0.77)
                                                          =============   ==============     =============   =============



(a)  This  calculation is submitted in accordance  with  Regulation S-K item 601
     (b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result. Diluted net loss per share computed in accordance with SFAS 128 was the same as basic earnings per share.


